Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Cincinnati Bancorp on Form S-8 of our report dated March 30, 2017, on our audits of the consolidated financial statements of Cincinnati Bancorp as of December 31, 2016 and 2015 and for the years then ended, which report is included in the Annual Report on Form 10-K.

/s/BKD, LLP

Cincinnati, Ohio
June 21, 2017